FOR IMMEDIATE RELEASE

EXHIBIT 99.1

Company Contacts
Investors: Calvin Boyd
(248) 433-4527
email: calvin.boyd@pulte.com

Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com

PULTE HOMES ANNOUNCES RESTRUCTURING PLAN

Bloomfield Hills, Mich., May 29, 2007 – Pulte Homes (NYSE: PHM) today announced a restructuring plan designed to reduce costs and improve operating efficiencies. This step is in response to the challenging operating environment that continues to exist in the U.S. homebuilding industry. The restructuring will result in reducing the Company’s workforce by approximately 16 percent.

The Company expects to incur a previously unforecasted pre-tax charge in 2007 in the range of $40 million to $50 million in connection with the restructuring plan, the majority of which will be incurred in the second quarter of 2007. This charge primarily consists of severance costs and includes facility related expenses associated with consolidating certain administrative activities.

“The homebuilding environment remains difficult and our current overhead levels are structured for a business that is larger than the market presently allows,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “Despite reducing our workforce by approximately twenty-five percent in 2006 and early 2007, we find it necessary at this time to further reduce overhead expenditures, including, unfortunately, reducing an additional sixteen percent of our jobs,” Dugas said. “Workforce reductions are an extremely painful reality in the industry at this time and we wish our former associates the best.”

As a result of this restructuring plan and other planned spending cuts, Pulte expects a reduction in 2007 pre-tax expenditures of $90 million to $110 million, excluding restructuring charges. On an annualized basis, these collective actions are expected to save the Company approximately $200 million on a pre-tax basis.

Certain statements in this release regarding the restructuring plan and total estimated charges and cost reductions associated with this plan are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current assumptions and expectations of the Company’s management and are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from those presently expected include, but are not limited to, difficulties in successfully implementing the restructuring plan, unanticipated delays in the implementation of the restructuring plan, unanticipated costs and expenses relating to the implementation of the restructuring plan, declines in the Company’s revenues and earnings, and adverse changes in general economic or market conditions. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in Pulte’s expectations.

About Pulte Homes

Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 200 company with operations in 50 markets and 26 states. In 2006, it delivered 41,487 homes and generated consolidated revenues of $14.3 billion. During its 57-year history, the company has constructed nearly 500,000 homes. In 2006, Pulte Homes received the most awards in the J.D. Power and Associates® New Home-Builder Customer Satisfaction Studysm, marking the seventh-straight year Pulte achieved this distinction. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.

Websites: www.pulte.com; www.delwebb.com; www.divosta.com